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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report: December 9, 1998



                              VENTURE SEISMIC LTD.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


 ALBERTA, CANADA                    0-27070                     N/A
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission              (IRS Employer
of incorporation)                 File Number)           Identification No.)




         3110 - 80th Avenue S.E. Calgary, Alberta            T2C 1J3
         -------------------------------------------------------------
         (Address of principal executive offices)           (Zip code)


                                 (403) 777-9070
               ---------------------------------------------------
               (Registrant's telephone number including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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Item 5.  Other events

        On December 9, 1998, Venture Seismic Ltd. ("Venture") announced that it has obtained a $3 million bridge loan (the "Loan") pursuant to a loan agreement (the "Loan Agreement") between Venture and three institutional lenders (the "Lenders"). The Loan, which resulted in net proceeds of approximately $2.7 million, after deducting fees and expenses paid to the placement agent ("Agent") will provide Venture with working capital and funds expected to be applied primarily to Venture's marine seismic operations conducted by its wholly-owned subsidiary Continental Holdings Ltd. ("Continental"). As security for the Loan, Venture has pledged all of its capital stock of Continental to the Lenders. The terms of the Loan require the repayment of promissory notes (the "Notes") in the aggregate principal amount of $3.3 million on the earlier of April 30, 1999 or the completion of a take-out financing in excess of $5 million. Notwithstanding the foregoing, in the event that Venture receives any payment on account of the early termination of any contract between Venture and any third party ("Early Termination Consideration"), Venture has agreed to pay such Early Termination Consideration to the Lenders to be applied on account and to the extent of the then outstanding obligations under the Notes. Upon written notice, Venture has the option of extending the maturity date of the Notes until April 30, 1999, if it: (i) pays the Lenders (a) $1,750,000 on or before April 30, 1999; (b) $750,000 on or before May 31, 1999; (c) $800,000 on or before June 30, 1999, and
(ii) issues an aggregate of 30,000 common shares of Venture, no par value (the "Shares"), to the Lenders for each additional 30 days the maturity date is extended (the "Extension Shares"). The unpaid principal of the Loan will bear interest at the rate of 2% per month during the period from May 1, 1999 until the Notes are repaid in full. As a condition of closing, Venture was required to obtain a take-out financing proposal with an institution acceptable to the Lenders. This condition has been met; however, there can be no assurance Venture will obtain a commitment from such institution or any other institution sufficient to repay the Loan.

        Venture also granted five year warrants (the "Warrants") to the Lenders and Agent to purchase an aggregate of 495,000 Shares at prices ranging from $1.91 to $5.00 per Share, subject to adjustment against dilution under certain circumstances, including below market issuances of securities by Venture. Venture has agreed to several affirmative and negative covenants, the failure of which to perform would result in an event of default under the Loan Agreement. Upon an Event of Default (as defined in the Loan Agreement), (i) the unpaid principal amount of the Loan (a) shall accrue interest at the rate


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of 24% per annum and (b) become payable in twelve equal monthly installments;
and (ii) Venture must issue to the Lenders an aggregate of 500,000 Shares (the "Penalty Shares"), and register such Shares within 60 days of such Event of Default; provided, however, that if the registration does not occur within such 60 day period, Venture shall pay a fee in the amount of $45,000 for the first 30 day period thereafter and $75,000 for each subsequent 30 day period during which the Shares are not covered by an effective registration statement. Venture is prohibited from issuing Shares to the Lenders in excess of a number which would require approval of Venture's shareholders without first obtaining such approval.

Venture has agreed to register for resale all Shares issuable to the Lenders either pursuant to the Warrants or as Penalty Shares or Extension Shares (the "Registrable Securities"), and has agreed to file a registration statement for the resale of at least the 495,000 Shares issuable upon exercise of the Warrants by February 21, 1999 and to use all commercially reasonable efforts to have it declared effective by April 21, 1999. In the event that the registration statement is not declared effective by April 21, 1999, Venture has agreed to pay the Lenders an amount equal to: the aggregate cash amount paid by the Lenders for the Notes and Warrants (or the market value of any Penalty Shares or Extension Shares), multiplied by: (x) the number of days of delay and (y) a percentage equal to (I) .015 for the first 30 day period and (II) .025 for all other periods. Venture has also granted the Lenders certain "piggyback" registration rights. Venture has agreed to keep the registration statement effective until all Registrable Securities have been sold or until the Registrable Securities may be sold to the public without volume restrictions.

Venture also announced the following: (i) the formation by Venture's Board of Directors of a Special Committee of independent, outside directors to assist and work closely with management in the completion of the bridge loan and contemplated take-out financing, the integration of recently acquired businesses and the management of related growth; (ii) estimated losses and revenues for the quarter ended September 30, 1998; and (iii) Venture has been named as a defendant in a lawsuit arising out of a work related injury incurred by a former employee of Boone Geophysical, Inc., a wholly-owned subsidiary of Venture. The claimants are seeking damages of an aggregate of $30 million.

Reference is made to Venture's press release dated December 9, 1998, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7.  Financial Statements and Exhibits

        (c)    Exhibits

        99.1   Press release dated December 9, 1998

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              VENTURE SEISMIC LTD.

                              By: /s/ Brian Kozun
                                  ----------------------------------------------
                                  Brian W. Kozun
                                  President and Chief Executive Officer


                              Dated: December 11, 1998